Execution Version

OPTION AGREEMENT

This Option Agreement (including all schedules and exhibits attached hereto and as may be from time to time amended, modified or supplemented, this “Agreement”), dated as of December 30, 2016, is made by and among Rhino Resource Partners Holdings LLC, a Delaware limited liability company (“Holdings”), Rhino Resource Partners LP, a Delaware limited partnership (“Rhino”), Rhino GP LLC, a Delaware limited liability company (“Rhino GP”) and Royal Energy Resources, Inc., a Delaware corporation (“Royal”).

RECITALS:

WHEREAS, the parties hereto previously entered into that certain Equity Exchange Agreement, dated as of September 30, 2016 (the “Exchange Agreement”);

WHEREAS, pursuant to Section 9.5 of the Exchange Agreement, the Exchange Agreement may be amended by a written agreement executed by the party against whom the enforcement of such amendment is sought;

WHEREAS, effective as of the date hereof, Rhino and Holdings desire to amend, restate, replace and supersede the Exchange Agreement in its entirety with this Agreement;

WHEREAS, each of Yorktown Energy Partners VI, L.P., a Delaware limited partnership (“Yorktown VI”), Yorktown Energy Partners VII, L.P., a Delaware limited partnership (“Yorktown VII”), Yorktown Energy Partners VIII, L.P., a Delaware limited partnership (“Yorktown VIII”), Yorktown Energy Partners IX, L.P., a Delaware limited partnership (“Yorktown IX” and, together with Yorktown VI, Yorktown VII, Yorktown VIII, collectively the “Yorktown Funds”) owns the number of shares of common stock, par value $0.01 per share, of Armstrong Energy, Inc., a Delaware corporation (“Armstrong”), set forth next to each Yorktown Fund’s name below (such shares of common stock of Armstrong being referred to herein as the “Armstrong Shares”):

Yorktown VI	832,500

Yorktown VII	11,562,500

Yorktown VIII	6,012,500

Yorktown IX	2,775,000

WHEREAS, the Yorktown Funds will contribute the Armstrong Shares to Holdings prior to the Exercise Date (as defined below);

WHEREAS, the Yorktown Funds have consented to Holdings granting the Call Option (as defined below) to Rhino, in accordance with the Stockholders’ Agreement (as defined below);

WHEREAS, Holdings desires to grant and sell to Rhino, and Rhino desires to purchase and accept the right, but not the obligation, to cause Holdings to sell the Armstrong Shares to Rhino, subject to the terms and conditions set forth herein (the “Call Option”);

WHEREAS, in consideration for Holdings granting the Call Option to Rhino, Rhino desires to (a) issue 5,000,000 Common Units (the “Call Option Premium Units”) to Holdings and (b) grant to Holdings, and Holdings desires to accept from Rhino, the right, but not the obligation, to cause Rhino to purchase the Armstrong Shares from Rhino (the “Put Option”), in each case, as of the date hereof and subject to the terms and conditions set forth herein;

WHEREAS, if either the Call Option or the Put Option becomes exercisable and is duly exercised pursuant to the terms of this Agreement, on the Exercise Date (as defined below), (a) Rhino will issue to Holdings the number of Common Units equal to the Option Exercise Consideration Units (as defined below) and together with the Call Option Premium Units, the “New Rhino Units”) on the Exercise Date, and (b) Royal will transfer to Holdings a 51.0% Membership Interest (as defined in the Company Agreement) in Rhino GP (the “Rhino GP LLC Interest”), in each case, on the terms and conditions set forth herein;

WHEREAS, prior to or simultaneously with the execution of this Agreement, (a) the Credit Facility Amendment (as defined below) has been executed, and (b) the Company Agreement First Amendment (as defined below) has been executed; and

WHEREAS, for U.S. federal income tax purposes, the issuance of the Call Option Premium Units is intended to constitute the payment of an option premium and the Armstrong Shares Transfer (as defined below) and the Issuance and Transfer Upon Exercise (as defined below) are intended to constitute nontaxable transfers within the meaning of Section 721 of the Code.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend, restate, replace and supersede the Exchange Agreement in its entirety, as follows:

SECTION 1.
DEFINITIONS

Unless the context otherwise requires, the terms defined in this Section 1 will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

1.1 “Accredited Investor” has the meaning given to such term in Rule 501(a) of Regulation D, promulgated under the Securities Act.

1.2 “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by,” “under common control with” and correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

1.3 “Agreement” has the meaning set forth in the Preamble.

1.4 “Applicable Law” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other Law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

1.5 “Armstrong” has the meaning set forth in the Recitals.

1.6 “Armstrong Debtholder Agreements” has the meaning set forth in Section 7.2(c).

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1.7 “Armstrong Shares” has the meaning set forth in the Recitals.

1.8 “Armstrong Shares Transfer” has the meaning set forth in Section 2.4.

1.9 “Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York are authorized or required by Law or other governmental action to close.

1.10 “Call Option” has the meaning set forth in the Recitals.

1.11 “Call Option Premium Units” has the meaning set forth in the Recitals.

1.12 “Capital Stock” means, with respect to: (a) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (b) any other entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that entity.

1.13 “Code” means the Internal Revenue Code of 1986, as amended.

1.14 “Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

1.15 “Common Units” means common units representing limited partner interests in Rhino.

1.16 “Company Agreement” means that certain Second Amended and Restated Limited Liability Agreement of Rhino GP LLC dated as of November 15, 2013.

1.17 “Company Agreement First Amendment” means an amendment to the Company Agreement to be executed simultaneously with this Agreement in substantially the form attached hereto as Exhibit A.

1.18 “Company Agreement Second Amendment” means an amendment to the Company Agreement to be executed simultaneously with the Issuance and Transfer Upon Exercise in substantially the form attached hereto as Exhibit B.

1.19 “Contract” means, with respect to any Person, any written, oral or other agreement, understanding, commitment, contract, instrument, note, mortgage, bond, loan, indenture, credit agreement, guaranty, option, indemnity, deed, assignment, certificate, insurance policy, lease, license or arrangement of any kind or nature to which such Person is a party, by which it or its assets are bound or subject or under which it has any current or future Liability, and any amendments, supplements or modifications thereto.

1.20 “Credit Facility” means that certain $300,000,000 Amended and Restated Revolving Credit Facility pursuant to that certain Amended and Restated Credit Agreement by and among Rhino, the Lenders party thereto, the guarantors party thereto and PNC Bank, National Association, as administrative agent for the Lenders party thereto, as amended by the First Amendment thereto dated as of April 18, 2013, the Second Amendment thereto dated as of March 19, 2014, the Third Amendment thereto dated as of April 28, 2015, the Fourth Amendment thereto dated as of March 17, 2016 the Fifth Amendment thereto dated as of May 13, 2016 and the Sixth Amendment and Consent thereto dated as of July 19, 2016, as may be further amended.

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1.21 “Credit Facility Amendment” means the Seventh Amendment to the Credit Facility, dated as of the date hereof.

1.22 “Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by Law, agreement, understanding, or otherwise.

1.23 “Environmental Law” means all applicable Laws relating to pollution, preservation, remediation or protection of the environment or natural resources.

1.24 “ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

1.25 “ERISA Affiliate” means, with respect to a Person, any entity which has ever been considered a single employer with such Person under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

1.26 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

1.27 “Exchange Agreement” has the meaning set forth in the Recitals.

1.28 “Exercise Date” has the meaning set forth in Section 3.2.

1.29 “Expenses” means any expenses incurred in connection with a Proceeding, including all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

1.30 “Financial Statements” has the meaning set forth in Section 5.8.

1.31 “Fully Diluted Common Units” means that number of Common Units that would be outstanding assuming the conversion, exchange or exercise of all securities which are convertible, exchangeable or exercisable to acquire Common Units determined as of the Exercise Date; provided, that Fully Diluted Common Units shall not include any Common Units issuable upon conversion of any Subordinated Units or Series A Preferred Units into Common Units.

1.32 “GAAP” means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

1.33 “Governmental Approval” has the meaning set forth in Section 4.9.

1.34 “Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s property is located or which exercises valid jurisdiction over any such Person or such Person’s property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s property. Unless otherwise specified, all references to Governmental Authority herein with respect to Rhino means a Governmental Authority having jurisdiction over any member of the Rhino Group or any of their respective properties.

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1.35 “Holdings” has the meaning set forth in the Preamble.

1.36 “Holdings Related Parties” has the meaning set forth in Section 6.1.

1.37 “Incentive Distribution Rights” means the incentive distribution rights representing limited partner interests in Rhino.

1.38 “Indemnified Party” has the meaning set forth in Section 6.3(a).

1.39 “Indemnifying Party” has the meaning set forth in Section 6.3(a).

1.40 “Issuance and Transfer Upon Exercise” has the meaning set forth in Section 2.4.

1.41 “Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

1.42 “Liabilities” means all indebtedness, claims, Proceedings, obligations, Taxes, duties, warranties or liabilities, including strict liability, of any nature (including any undisclosed, unfixed, unknown, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, unvested, inchoate, implied, vicarious, joint, several or secondary liabilities), regardless of whether any such indebtedness, claims, Proceedings, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP or is known as of the Issuance and Transfer Upon Exercise.

1.43 “Limited Partner Approval” means the approval of a majority of the limited partners of Rhino.

1.44 “Loss” has the meaning set forth in Section 6.1.

1.45 “New Rhino Units” has the meaning set forth in the Recitals.

1.46 “Option Exercise Consideration Units” means that number of Common Units sufficient to result in Holdings and its Affiliates owning, when combined with the Pre-Exercise Ownership, 51% of the Fully Diluted Common Units.

1.47 “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

1.48 “Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

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1.49 “Partnership Assets” means all assets and properties of every kind, character and description, whether tangible, intangible, real, personal or mixed, which are owned, used or held for use by the Partnership Entities as of the date hereof or as of the Issuance and Transfer Upon Exercise.

1.50 “Partnership Business” means all business activities of the Partnership Entities as conducted on the date hereof.

1.51 “Partnership Entities” means Rhino, Rhino GP and the Subsidiaries of Rhino.

1.52 “Partnership Parties” means Rhino and Rhino GP.

1.53 “Partnership Plans” has the meaning set forth in Section 5.20(a).

1.54 “Permits” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates of a Governmental Authority.

1.55 “Permitted Encumbrances” with respect to a party, means (a) the Encumbrances created by the Credit Facility in an amount no greater than $50,000,000, (b) liens for Taxes not yet due and payable, (c) statutory liens (including materialmen’s, mechanic’s, repairmen’s, landlord’s and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable or, if due and payable, the validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been set aside, (d) liens of landlords under lease agreements with respect to property located on the leased premises, and (e) any and all arrearages owed by Rhino for minimum quarterly distributions to unitholders.

1.56 “Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

1.57 “Pre-Exercise Ownership” means the Call Option Premium Units, regardless of whether such Call Option Premium Units are owned by Holdings or not.

1.58 “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

1.59 “Put Option” has the meaning set forth in the Recitals.

1.60 “Representatives” of any Person means the officers, directors, managers, shareholders, members and other equityholders, employees, partners, independent contractors, consultants, advisors, agents, counsel, accountants, investment bankers and other representatives of such Person.

1.61 “Rhino” has the meaning set forth in the Preamble.

1.62 “Rhino Board” has the meaning set forth in Section 7.3(e).

1.63 “Rhino GP” has the meaning set forth in the Preamble.

1.64 “Rhino GP Interest Transfer Upon Exercise” has the meaning set forth in Section 2.4.

1.65 “Rhino GP LLC Interest” has the meaning set forth in the Recitals.

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1.66 “Rhino Group” means, collectively, Rhino, Rhino GP and Rhino’s Subsidiaries.

1.67 “Rhino LP Agreement” means that certain Fourth Amended and Restated Agreement of Limited Partnership of Rhino, dated as of December 30, 2016, as amended from time to time in accordance with the terms thereof.

1.68 “Rhino Related Parties” has the meaning set forth in Section 6.2.

1.69 “Rhino Unit Issuance Upon Exercise” has the meaning set forth in Section 2.4.

1.70 “Royal” has the meaning set forth in the Preamble.

1.71 “SEC Filings” has the meaning set forth in Section 5.7.

1.72 “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

1.73 “Series A Preferred Financing” means the issuance of Series A Preferred Units in consideration for up to $15,000,000 on or about the date hereof.

1.74 “Series A Preferred Units” means the Series A Preferred Units of Rhino.

1.75 “Stockholders’ Agreement” means that certain Stockholders’ Agreement dated May 12, 2015 by and among Armstrong, the John Hord Armstrong, III Trust Dated June 13, 1994, The Martin D. and Carole J. Wilson Living Trust Dated 09/07/2013, J. Richard Gist, Kenneth E. Allen, Adam D. Anderson, Brian G. Landry Jeffrey F. Winnick, Yorktown VI, Yorktown VII, Yorktown VIII, Yorktown IX, David R. Cobb, James H. Brandi, LucyB Trust, Danielle Weisman, John G. Brim, Franklin W. Hobbs IV, Hutchinson Brothers, LLC a Nebraska limited liability company, and John H. Stites, III.

1.76 “Subordinated Units” means subordinated units representing limited partner interests in Rhino.

1.77 “Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes.

1.78 “Tax” and “Taxes” means any federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or Liabilities (including, income, receipts, gross receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, escheat or unclaimed property premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever), whether or not disputed, and whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto.

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1.79 “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.80 “Thoroughbred” means Thoroughbred Resources, LP.

1.81 “Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement, including the Credit Facility Amendment and the Company Agreement Amendment.

1.82 “Yorktown VI” has the meaning set forth in the Recitals.

1.83 “Yorktown VII” has the meaning set forth in the Recitals.

1.84 “Yorktown VIII” has the meaning set forth in the Recitals.

1.85 “Yorktown IX” has the meaning set forth in the Recitals.

1.86 “Yorktown Funds” has the meaning set forth in the Recitals.

SECTION 2.
OPTION

2.1 Grant and Purchase of Call Option. On the terms and conditions contained in this Agreement, Holdings hereby grants and sells to Rhino, and Rhino hereby purchases and accepts, the Call Option.

2.2 Grant of Put Option. On the terms and conditions contained in this Agreement, Rhino and Royal hereby grant to Holdings, and Holdings hereby accepts, the Put Option.

2.3 Consideration for Call Option. In consideration for grant of the Call Option, Rhino hereby issues the Call Option Premium Units to Holdings.

2.4 Exercise of Options. If either the Call Option or the Put Option becomes exercisable and is exercised, on the Exercise Date, Holdings shall transfer the Armstrong Shares to Rhino (the “Armstrong Shares Transfer”) and, in consideration therefor, (a) Rhino shall issue to Holdings the Option Exercise Consideration Units (the “Rhino Unit Issuance Upon Exercise”) and (b) Royal shall transfer to Holdings the Rhino GP LLC Interest (the “Rhino GP Interest Transfer Upon Exercise,” and together with the Rhino Unit Issuance Upon Exercise, the “Issuance and Transfer Upon Exercise”).

2.5 Fair Market Value of Rhino GP LLC Interest. Royal acknowledges and agrees that the fair market value of the Rhino GP LLC Interest is zero and, consequently, if either the Call Option or the Put Option is exercised, the Rhino GP LLC Interest shall be transferred for no consideration and Royal shall receive no consideration therefor.

2.6 Notice of Exercise.

(a) If each of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions that by their nature are to be satisfied upon the Armstrong Shares Transfer or the Issuance and Transfer Upon Exercise, but subject to the satisfaction or waiver of those conditions), the Call Option will be exercisable, and Rhino may elect to exercise the Call Option by delivering to Holdings, (i) no earlier than the earlier of January 1, 2018 and the date upon which the condition in Section 7.3(e) is satisfied and (ii) no later than December 31, 2019, written notice of its intention to exercise the Call Option.

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(b) If each of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than conditions that by their nature are to be satisfied upon the Armstrong Shares Transfer or the Issuance and Transfer Upon Exercise, but subject to the satisfaction or waiver of those conditions), the Put Option will be exercisable and Holdings may elect to exercise the Put Option by delivering to Rhino, Rhino GP and Royal, (i) no earlier than the earlier of January 1, 2018 and the date upon which the condition in Section 7.3(e) is satisfied and (ii) no later than December 31, 2019, written notice of its intention to exercise the Put Option.

2.7 Holdings’ Obligations if the Call Option is Exercised. If Rhino delivers valid written notice to Holdings of its intention to exercise the Call Option pursuant to Section 2.6(a), within 10 Business Days of such notice:

(a) Stock Power and Assignment. Holdings shall deliver to Rhino a duly executed Stock Power and Assignment for the transfer of the Armstrong Shares, free and clear of all Encumbrances, other than restrictions under the Organizational Documents of Armstrong or applicable securities Law.

(b) Holdings Incumbency Certificate. Holdings shall deliver to Rhino a duly executed certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Holdings certifying the names and signatures of the officers of Holdings authorized to sign any documents to be delivered by Holdings in connection with the Armstrong Shares Transfer.

(c) Company Agreement Second Amendment. Holdings shall deliver to Royal a duly executed counterpart to the Company Agreement Second Amendment.

2.8 Rhino’s and Royal’s Obligations if the Put Option is Exercised. If Holdings delivers valid written notice to Rhino, Rhino GP and Royal of its intention to exercise the Put Option pursuant to Section 2.6(b), within 10 Business Days of such notice:

(a) Admission of Holdings as Member. Rhino GP shall take all action necessary to admit Holdings as a member of Rhino GP effective as of the transfer of the Rhino GP LLC Interest.

(b) Rhino Units. Rhino shall deliver to Holdings certificates representing the Option Exercise Consideration Units and Rhino GP shall deliver to Holdings evidence, to Holdings’ satisfaction, of the transfer of the Rhino GP LLC Interest, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

(c) Rhino Incumbency Certificates. Rhino shall deliver to Holdings duly executed certificates of the Secretary or an Assistant Secretary (or equivalent officer) of each of Rhino, Rhino GP and Royal certifying the names and signatures of the officers of Rhino, Rhino GP and Royal, respectively, authorized to sign any documents to be delivered by Rhino, Rhino GP or Royal, respectively, in connection with the Issuance and Transfer Upon Exercise.

(d) Company Agreement Second Amendment. Royal shall deliver to Holdings a duly executed counterpart to the Company Agreement Second Amendment.

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2.9 Failure to Consummate Issuance and Transfer Upon Exercise. If at any time on or after June 30, 2017, Rhino or Rhino GP shall fail to perform its obligations under Section 2.8, then Holdings and Rhino shall each have the right to terminate this Agreement upon written notice to the other parties hereto, and this Agreement shall forthwith become null and void (other than the provisions in this Section 2.9 and the provisions of Section 9, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any party hereto or their Affiliates or their respective directors, managers and officers, except that nothing shall relieve any party hereto for fraud or willful breach of any covenant or other agreement contained in this Agreement.

2.10 Tax Treatment of Option Grant and Exercise. Consistent with the federal common tax law on the federal tax treatment of options and their exercise, upon the grant of the Call Option under Section 2.1 and the issuance of the Call Option Premium Units to Holdings under Section 2.3, and until the first to occur of (a) the Issuance and Transfer Upon Exercise or (b) expiration of the Call Option on December 31, 2019, the grant of the Call Option will be treated for federal tax purposes as an “open” transaction in which the recognition of income, gain or loss is deferred.

SECTION 3.
EXERCISE DATE

3.1 Option Grant Date. The closing of the grants of the Call Option and the Put Option and the issuance of the Call Option Premium Units are deemed to have taken place at the offices of Thompson & Knight LLP, 1722 Routh Street, Suite 1500, Dallas, Texas 75201 at 10:00 a.m., local time, on the date hereof.

3.2 Exercise Date. Subject to the satisfaction or waiver of the conditions to exercise referred to in Section 7, as applicable, the Armstrong Shares Transfer and the Issuance and Transfer Upon Exercise shall take place at the offices of Thompson & Knight LLP, 1722 Routh Street, Suite 1500, Dallas, Texas 75201 at 10:00 a.m., local time, or such other place as all of the parties hereto shall agree on (a) the earlier to occur of (i) the tenth Business Day after Rhino delivers written notice to Holdings of its intention to exercise the Call Option pursuant to Section 2.6(a) or (ii) the tenth Business Day after Holdings delivers written notice to Rhino, Rhino GP and Royal of its intention to exercise the Put Option pursuant to Section 2.6(b), or (b) such other date and time as all of the parties hereto shall agree. The date on which the Armstrong Shares Transfer and the Issuance and Transfer Upon Exercise occur is referred to as the “Exercise Date.”

SECTION 4.
REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings hereby represents and warrants to Rhino that as of the date hereof and as of the Armstrong Shares Transfer; provided, however, that any such representation and warranty of Holdings relating to Armstrong and/or its Subsidiaries shall be to Holdings’ actual knowledge, with no duty of investigation or inquiry, only:

4.1 Organization; Existence; Authority. Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Holdings has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which it is or will be a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which it is or will be a party, and to perform its obligations under this Agreement and each of the Transaction Documents to which it is or will be a party. This Agreement has been, and each of the Transaction Documents to which Holdings is a party will be, duly and validly executed and delivered by Holdings. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than Holdings, this Agreement is, and each of the Transaction Documents to which Holdings is a party have been, duly executed and delivered by Holdings and constitutes the legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

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4.2 No Conflict. Neither the execution nor delivery by Holdings of this Agreement or any Transaction Document to which Holdings is a party, nor the consummation or performance by Holdings of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which Holdings is a party or by which the properties or assets of Holdings are bound; or (b) contravene, conflict with, or result in a violation of, any Law or Order to which Holdings, or any of its properties or assets, may be subject.

4.3 Litigation. There is no pending Proceeding against Holdings that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of Holdings, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.4 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Holdings or the Yorktown Funds for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

4.5 Ownership of Armstrong Shares.

(a) As of the date hereof, each of the Yorktown Funds is the record and beneficial owner of, and has good and valid title to the Armstrong Shares set forth opposite its name in the Recitals, free and clear of any and all Encumbrances, other than restrictions under the Organizational Documents of Armstrong or applicable securities Law. Except for the Stockholders’ Agreement, there are no options, rights, voting trusts, stockholder agreements or any other Contracts or understandings to which Holdings is a party or by which Holdings or the Armstrong Shares, are bound with respect to the issuance, sale, transfer, voting or registration thereof.

(b) Immediately prior to the Armstrong Shares Transfer, Holdings will own, of record and beneficially, and will have good and valid title to and the right to transfer to Rhino pursuant to this Agreement, the Armstrong Shares, free and clear of any and all Encumbrances, other than restrictions under the Organizational Documents of Armstrong or applicable securities Law. Except for the Stockholders’ Agreement, there will be no options, rights, voting trusts, stockholder agreements or any other Contracts or understandings to which Holdings will be a party or by which Holdings or the Armstrong Shares, will be bound with respect to the issuance, sale, transfer, voting or registration thereof. As a result of the Armstrong Shares Transfer, Rhino will acquire good, valid and marketable title to the Armstrong Shares, free and clear of any and all Encumbrances, other than restrictions under the Organizational Documents of Armstrong or applicable securities Law. Immediately prior to the Armstrong Shares Transfer, the Armstrong Shares will constitute 96.80 % of the outstanding shares of common stock of Armstrong, without regard to any shares of common stock issued by Armstrong pursuant to Armstrong’s 2011 Long-Term Incentive Plan or any other employee incentive arrangement.

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4.6 Acknowledgment. Holdings understands and agrees that the Call Option Premium Units to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities Laws of any state of the United States and that the issuance of the Call Option Premium Units and the potential Issuance and Transfer Upon Exercise is being or will be effected in reliance upon an exemption from registration under the Securities Act under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering.

4.7 Status. Holdings is an Accredited Investor.

4.8 Reliance. Holdings understands that the Call Option Premium Units are being offered and sold to Holdings in reliance upon the truth and accuracy of its representations and warranties set forth in this Section 4 so that Rhino may determine the applicability and availability of the exemptions from registration of the Call Option Premium Units on which Rhino is relying.

4.9 Governmental Approvals. No consent, approval, Order, or authorization of, or declaration, filing, or registration with, any Governmental Authority (“Governmental Approval”) is required to be obtained or made by Holdings or the Yorktown Funds in connection with the execution, delivery, or performance of this Agreement or any Transaction Document to which it is or will be a party or the consummation by it of the transactions contemplated hereby, other than (i) compliance with any applicable state or federal securities Law, and (ii) filing of any necessary ownership and control changes with applicable state and federal mine permitting and mine safety authorities.

4.10 Permitting. None of Armstrong, Holdings, or the Yorktown Funds has been subject to any bond forfeiture, permit suspension or revocation or similar effort or Proceeding instituted by any Governmental Authority, and is not, and has not been “permit blocked” on the Applicant Violator System.

4.11 Investigation. Holdings and the Yorktown Funds have conducted their own independent investigation, review and analysis of the Partnership Entities and their assets and business. Holdings and the Yorktown Funds acknowledge and agree that in making their respective decisions to enter into this Agreement and to consummate the transactions contemplated hereby, (a) Holdings and the Yorktown Funds have relied solely upon their own investigation (including review of the SEC Filings) and the express representations and warranties of the Partnership Entities set forth in this Agreement; and (b) no Partnership Entity nor any other Person has made any representation or warranty as to any Partnership Entity or its business or its assets, except as expressly set forth in Agreement.

SECTION 5.
REPRESENTATIONS AND WARRANTIES OF RHINO, RHINO GP AND ROYAL

Rhino and Rhino GP represent and warrant, and to the extent the representations and warranties are with respect to Royal, Royal represents and warrants, to Holdings that as of the date hereof and as of the Issuance and Transfer Upon Exercise:

5.1 Corporate Organization. Schedule 5.1 sets forth the legal name of each of the Partnership Entities. Rhino is a limited partnership and each of the other Partnership Entities is a limited liability company duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware. Each of the Partnership Entities has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, and in the case of Rhino GP, to act as general partner of Rhino, in each case in all material respects as described in the SEC Filings. Each of the Partnership Entities is duly qualified and in good standing to do business as a foreign general partnership, limited partnership, limited liability company or corporation, as applicable, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary. Other than as set forth on Schedule 5.1, each of the Partnership Entities (other than Rhino and Rhino GP) are wholly owned, directly or indirectly, by Rhino and Rhino GP.

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5.2 Capitalization of the Partnership Entities.

(a) All of the outstanding partnership interests in Rhino have been duly authorized and validly issued in accordance with the Rhino LP Agreement, are fully paid (to the extent required under the Rhino LP Agreement) and nonassessable, and, as of the respective dates of the SEC Filings and the Financial Statements, were issued and held as described therein. Rhino GP is the sole general partner of Rhino with a 0.6% general partner interest in Rhino prior to giving effect to the dilution of such interest resulting from the Series A Preferred Financing. On the date hereof, the issued and outstanding limited partner interests of Rhino consist of 7,905,799 Common Units, 1,235,534 Subordinated Units and the Incentive Distribution Rights. Rhino GP is the sole record and beneficial owner of all of the issued and outstanding Incentive Distribution Rights.

(b) The Call Option Premium Units (and the limited partner interests represented thereby) to be issued to Holdings as of the date hereof have been duly authorized in accordance with the Rhino LP Agreement, and, when issued and delivered to Holdings in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Rhino LP Agreement) and nonassessable and will be issued free and clear of any Encumbrance, other than restrictions under applicable securities Law. If either the Call Option or the Put Option becomes exercisable and is exercised, the Option Exercise Consideration Units (and the limited partner interests represented thereby) to be issued to Holdings and the Rhino GP LLC Interest to be transferred from Royal to Holdings will be duly authorized in accordance with the Rhino LP Agreement and the Company Agreement, as applicable, and, if and when issued, transferred and delivered to Holdings in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Rhino LP Agreement or the Company Agreement) and nonassessable and will be issued free and clear of any Encumbrance, other than restrictions under applicable securities Law.

(c) No Encumbrance exists upon any outstanding share (or other percentage ownership interests) of Capital Stock of any Partnership Entity which Rhino directly or indirectly owns other than the Permitted Encumbrances. Except as set forth on Schedule 5.2(c), Rhino does not own, of record or beneficially, directly or indirectly through any Person, and does not control, directly or indirectly through any Person or otherwise, any Capital Stock of any entity other than a Partnership Entity. All of the outstanding shares of Capital Stock of the Partnership Entities that are corporations or limited liability companies have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of Capital Stock of the Partnership Entities that are general or limited partnerships have been duly authorized and validly issued in accordance with such Partnership Entity’s partnership agreement and such Capital Stock has been fully paid for (to the extent required under such Partnership Entity’s partnership agreement) and is nonassessable.

(d) Except (i) as described in the SEC Filings and (ii) for the Call Option Premium Units to be issued pursuant to this Agreement, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interests in Rhino pursuant to the Rhino LP Agreement or any other agreement or instrument to which Rhino is a party or by which either of them may be bound. Neither the offering nor the sale of the New Rhino Units or the Rhino GP LLC Interest as contemplated by this Agreement gives rise to any rights for or relating to the issuance or registration of any of the Common Units or the Rhino GP LLC Units or other securities of Rhino or any other Partnership Entities, except pursuant to this Agreement, or such rights as have been waived or satisfied. Except (i) as set forth in the SEC Filings and (ii) pursuant to the Partnership Plans, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, partnership securities or ownership interests in Rhino are outstanding, other than the Series A Preferred Units issued in connection with the Series A Preferred Financing.

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(e) The New Rhino Units and the Rhino GP LLC Interest if and when issued and delivered pursuant to this Agreement, will conform in all material respects to the description thereof contained in the Rhino LP Agreement and the Company Agreement, as applicable. Rhino has all requisite power and authority to issue, sell and deliver the New Rhino Units in accordance with and upon the terms and conditions set forth in this Agreement and the Rhino LP Agreement. Royal has all requisite power and authority to transfer, sell and deliver the Rhino GP LLC Interest in accordance with and upon the terms and conditions set forth in this Agreement and the Company Agreement. All corporate, partnership and limited liability company action, as the case may be, required to be taken by Royal, Rhino and Rhino GP or any of their respective partners or members for the authorization, issuance, sale and delivery of the Call Option Premium Units has been validly taken, and no other authorization by any of such parties is required therefor. As of the Issuance and Transfer Upon Exercise, all corporate, partnership and limited liability company action, as the case may be, required to be taken by Royal, Rhino and Rhino GP or any of their respective partners or members for the authorization, issuance, sale, transfer and delivery of the Option Exercise Consideration Units and the Rhino GP LLC Interest shall have been validly taken, and no other authorization by any of such parties is required therefor.

5.3 Authority. Each of the Partnership Parties and Royal has full power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Partnership Parties and Royal of this Agreement and the Transaction Documents, and the consummation by them of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action; provided, however, that the Partnership Entities have not, as of the date hereof, obtained the approval described in Section 7.2(i) with respect to the consummation of the Rhino Issuance Upon Exercise, and the Rhino Board reserves and retains the right to approve or decline to approve any closing of the Put Option in accordance with the closing condition contained in Section 7.3(e) hereof. This Agreement has been duly executed and delivered by the Partnership Parties and Royal and constitutes, and each of the Transaction Documents and each other agreement, instrument or document executed or to be executed by the Partnership Parties or Royal in connection with the Transaction has been, or when executed will be, duly executed and delivered by such Person and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Person enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

5.4 Noncontravention. The execution, delivery, and performance by each Partnership Party and Royal of this Agreement and the Transaction Documents to which it is or will be a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of the Organizational Documents of such Partnership Party or Royal, (ii) assuming the conditions to exercise referred to in Section 7 have been satisfied, conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, agreement, or other instrument or obligation to which such Partnership Party or Royal is a party or by which such Partnership Party or Royal or any of their respective properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the properties of such Partnership Party or Royal, or (iv) assuming compliance with the matters referred to in Section 5.6, violate any Applicable Law binding upon such Partnership Party or Royal, except, in the case of clauses (ii), (iii), and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations, or Encumbrances which would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, or financial condition of such Partnership Party or Royal or on the ability of such Partnership Party or Royal to consummate the transactions contemplated hereby.

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5.5 Governmental Approvals. No Governmental Approval is required to be obtained or made by the Partnership Parties in connection with the execution, delivery, or performance by the Partnership Parties of this Agreement or any Transaction Document to which it is or will be a party or the consummation by it of the transactions contemplated hereby or thereby, other than (i) compliance with any applicable state or federal securities Law (ii) filing of any necessary ownership and control changes with applicable state and federal mine permitting and mine safety authorities and (iii) such consents, approvals, Orders, or authorizations which, if not obtained, and such declarations, filings, or registrations which, if not made, would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, or financial condition of the Partnership Parties or on the ability of the Partnership Parties to consummate the transactions contemplated hereby.

5.6 Title to Partnership Assets. The Partnership Entities have good and marketable title to, or valid leasehold interests in, all of the Partnership Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

5.7 SEC Filings. Since January 1, 2015, Rhino has filed with the Commission all forms, reports, schedules, statements, and other documents required to be filed by it under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder, and all other federal securities Laws. All forms, reports, schedules, statements, and other documents (including all amendments thereto) filed by Rhino with the Commission since such date are herein collectively referred to as the “SEC Filings.” The SEC Filings, at the time filed, complied in all material respects with all applicable requirements of federal securities Laws. None of the SEC Filings, including any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All material Contracts of the Partnership have been included in the SEC Filings, except for those Contracts not required to be filed pursuant to the rules and regulations of the Commission. Rhino shall deliver or make available to Holdings as soon as they become available accurate and complete copies of all forms, reports, and other documents furnished by it to its limited partners generally or filed by it with the Commission subsequent to the date hereof and prior to the Exercise Date.

5.8 Financial Statements. Rhino has provided to Holdings copies of (i) the unaudited consolidated balance sheet as of September 30, 2016 and the related unaudited consolidated statements of income, cash flows and owners’ equity for the fiscal quarter then ended (including in all cases the notes, if any, thereto) of the Partnership Entities contained in the quarterly report on Form 10-Q filed by Rhino with the Commission on November 10, 2016 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with past practices, and fairly present the respective consolidated financial position of the Partnership Entities as of September 30, 2016 and the consolidated results of operations and cash flows for the Partnership Entities for the fiscal periods set forth therein.

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5.9 Absence of Certain Changes. Since September 30, 2016, except as disclosed in the Financial Statements, the SEC Filings and except for the execution and delivery of this Agreement and the Transaction Documents, as of the date hereof (a) there has been no event that would have a material adverse effect on the financial condition, business, properties, or results of operations of the Partnership Entities, taken as a whole, except for changes affecting the economy generally or other changes affecting the coal industry generally; (b) the Partnership Business has been conducted only in the ordinary course consistent with past practice; (c) except for, or as contemplated by, this Agreement, none of the Partnership Entities has incurred any material Liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice that individually or in the aggregate would result in a material adverse effect; (d) none of the Partnership Entities has suffered any material loss, damage, destruction or other casualty to any of the Partnership Assets that individually or in the aggregate would result in a material adverse effect; and (e) none of the Partnership Entities has:

(a) amended its certificate of formation or partnership agreement; established any new committee of the Rhino Board; increased the authority delegated to any committee of the Rhino Board; split (including any reverse split), combined, or reclassified any of its partnership interests; adopted resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of any Partnership Entity; or made any other material changes in its capital structure;

(b) except in the ordinary course of business consistent with past practice, (i) incurred any Liability or obligation, (ii) become liable or responsible for the obligations of any other Person (other than Subsidiaries) or (iii) paid, discharged, or satisfied any claims, Liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction, in the ordinary course of business consistent with past practice, of Liabilities reflected or reserved against in the Financial Statements;

(c) incurred any indebtedness for borrowed money, except for borrowings under the Credit Facility or as permitted under the Credit Facility;

(d) made any loans or advances to any Person, other than (i) advances to employees in the ordinary and usual course of business and (ii) transactions among or between the Partnership Entities with respect to cash management conducted in the ordinary and usual course of the Partnership Business;

(e) declared or paid any dividend or made any other distribution with respect to its partnership interests, other than dividends paid by any Subsidiary to another of the Partnership Entities in the ordinary and usual course of the Partnership Business;

(f) issued, sold, or delivered (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any of its partnership interests or other securities other than as contemplated herein or purchase or otherwise acquire any of its partnership interests or debt securities;

(g) subjected to Encumbrance any of its assets or properties, other than those Encumbrances arising by operation of law or in the ordinary and usual course of business and those Encumbrances incurred to secure existing indebtedness or as permitted under the Credit Facility;

(h) other than in the ordinary course of business, sold, leased, transferred, or otherwise disposed of, directly or indirectly, any assets, or waive, release, grant, or transfer any rights of value;

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(i) acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; or made any other investment or expenditure of a capital nature;

(j) entered into, adopted, or (except as may be required by Law) amended or terminated any collective bargaining agreement, Partnership Plan or other employee benefit plan; other than in the ordinary course of business and consistent with past practices, grant, approve, implement or amend any employment severance, retention, termination pay, or similar arrangements or retain or discharge any current or former officers or personnel; other than in the ordinary course of business and consistent with past practices, authorize, amend, or enter into any employment, severance, retention, termination pay, or similar consulting services or other agreement with any current or former officers or personnel; grant enter into or amend any employment, consulting, bonus, change in control or similar agreement or arrangement with, any current or former officers or personnel; increase the compensation or benefits provided to any current or former officers or personnel grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former officers or personnel; or establish, adopt, enter into amend, or agree to be bound by any collective bargaining agreement or similar labor agreement;

(k) other than supply or other Contracts entered into in the ordinary course of the Partnership Business and consistent with past practices, entered into any Contract, agreement, lease or other commitment which is material to the business, assets, properties, or financial position of the Partnership Entities; or amended, modified, or changed in any material respect any of the agreements pertaining to the Credit Facility or any other existing Contract, agreement, lease or other commitment which is material to the business, assets, properties, or financial position of the Partnership Entities;

(l) other than hedges to supply and sales agreements entered into in the ordinary course of the Partnership Business, entered into any speculative or commodity swaps, hedges or other derivatives transactions or purchase any securities for investment purposes, other than in connection with the Partnership Entities’ cash management;

(m) except as set forth on Schedule 5.20(a), and other than in the ordinary course of the Partnership Business and consistent with past practices, authorized, entered into or amended any Contract, agreement or other commitment with any director, officer, employee, non-employee service provider or other Affiliate (other than the Partnership Entities) pursuant to which any such Person shall receive compensation, consideration or benefit of any kind (whether cash or property) from any of the Partnership Entities; or

(n) made or changed any material Tax election, changed any method of Tax accounting, granted any extension of time to assess any Tax or settled any Tax claim, amended any Tax Return in any material respect or settled or compromised any material Tax Liability.

5.10 Tax Matters.

(a) All Tax Returns required to be filed by Rhino and Rhino GP have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by the Partnership Entities (whether or not shown on any Tax Return) have been timely paid.

(b) The Partnership Entities have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of Applicable Law.

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(c) No claim has been made by any taxing authority in any jurisdiction where a Partnership Entity does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Partnership Entities.

(e) The amount of the Partnership Entities’ respective Liabilities for unpaid Taxes for all periods ending on or before December 31, 2015 or the last day of the most recent taxable year ending before the Exercise Date, as applicable, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Partnership Entities’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of Rhino (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) All deficiencies asserted, or assessments made, against a Partnership Entity as a result of any examinations by any taxing authority have been fully paid. None of the Partnership Entities is a party to any pending Proceeding by any taxing authority and no such Proceeding is threatened.

(g) The Partnership Entities have delivered to Holdings copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Partnership Entities for all Tax periods ending after January 1, 2012.

(h) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Partnership Entities.

(i) None of the Partnership Entities is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(j) With respect to the characterization of gross income of Rhino as qualifying income under Section 7704 of the Internal Revenue Code, (i) no adjustments have been proposed by the Internal Revenue Service in writing, (ii) no written request for information has been received from the Internal Revenue Service, and (iii) no ruling from the Internal Revenue Service have been issued other than PLR 133198-13 (October 25, 2013).

(k) The Partnership Entities have not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Partnership Entities have no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of Applicable Law), as transferee or successor, by contract or otherwise.

(l) The Partnership Entities will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the date hereof as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of Applicable Law), or use of an improper method of accounting, for a taxable period ending on or prior to the date hereof; (ii) an installment sale or open transaction occurring on or prior to the date hereof; (iii) a prepaid amount received on or before the date hereof; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (v) any election under Section 108(i) of the Code.

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(m) No Partnership Entity is or has ever been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n) No property owned by the Partnership Entities is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

5.11 MLP Status. Rhino is and has been (for each taxable year during which it has been in existence) properly treated as a partnership for United States federal income tax purposes. More than 90% of Rhino’s gross income is and has been (for each taxable year during which it has been in existence as a master limited partnership) qualifying income under Section 7704(d) of the Code.

5.12 Compliance with Laws. Subject to the specific representations and warranties in this Agreement, which representations and warranties shall govern the subject matter thereof, the Partnership Entities have complied in all material respects with all Applicable Laws, including Environmental Law, relating to the ownership or operation of the Partnership Assets and the conduct of the Partnership Business. Except as set forth on Schedule 5.12, none of the Partnership Entities has received notice that it is charged or, to the knowledge of the Partnership Parties, threatened with, or under investigation with respect to, any material violation of any Applicable Law relating to any aspect of the ownership or operation of the Partnership Assets or Partnership Business.

5.13 Legal Proceedings. Except as described in the SEC Filings or set forth on Schedule 5.13, there is (a) no Proceeding before or by any Governmental Authority or arbitrator or official, domestic or foreign, now pending or, to the knowledge of the Partnership Parties, threatened, to which any of the Partnership Entities is or may be a party or to which the business or property of any of the Partnership Entities is or may be subject and (b) no injunction, restraining order or Order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any of the Partnership Entities is or may be subject, that, in the case of clauses (a) and (b) above, is reasonably expected to (x) individually or in the aggregate have a material adverse effect, (y) prevent or result in the suspension of the issuance, transfer and sale of New Rhino Units or the Rhino GP LLC Interest or (z) affect adversely the ability of Rhino to consummate the transactions contemplated herein. Any and all probable and estimated Liabilities of the Partnership Entities under any and all Proceedings now pending or, to the knowledge of the Partnership Parties, threatened, to which any of the Partnership Entities is or, to the knowledge of the Partnership Parties, may be a party or to which the business or property of any of the Partnership Entities, to the knowledge of the Partnership Parties, is or may be subject, are adequately covered (except for standard deductible amounts) by the existing insurance maintained by Rhino or reserves established by the Financial Statements.

5.14 Sufficiency of Partnership Assets. The Partnership Assets constitute all the assets and properties the use or benefit of which are reasonably necessary for the operation of the Partnership Business. All Partnership Assets necessary for the conduct of the Partnership Business are maintained in accordance with industry standards, normal wear and tear excepted, and are useable in the continued operation of the Partnership Business consistent with past practice.

5.15 Permits. Each of the Partnership Entities has such Permits as are necessary to own its properties and to conduct its business, subject to such qualifications as may be set forth in the SEC Filings; each of the Partnership Entities has fulfilled and performed all its material obligations with respect to such Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such Permit; and, except as described in the SEC Filings, none of such Permits contains any restriction that is materially burdensome to the Partnership Entities considered as a whole.

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5.16 Insurance. Rhino maintains insurance covering the properties, operations, personnel and businesses of the Partnership Entities. Such insurance insures against such losses and risks as are reasonably adequate to protect the Partnership Entities and their businesses. None of the Partnership Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance; all such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Exercise Date.

5.17 Books and Records. Each of the Partnership Entities (a) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets and (b) maintains systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Rhino maintains disclosure controls and procedures (to the extent required by and as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), which are designed to provide reasonable assurance that material information required to be disclosed by Rhino in reports that it files or submits under the Exchange Act is recorded, processed, summarized and communicated to Rhino’s management, including the principal executive officer and principal financial officer of Rhino GP, as appropriate, to allow for timely decisions regarding required disclosure.

5.18 Employee Matters. (a) Each of the Partnership Entities is and has been in compliance in all material respects with all Applicable Laws relating to employment and employment practices, terms and conditions of employment, equal employment opportunity, non-discrimination, non-harassment, non-retaliation, labor relations, wages, hours of work and overtime, worker classification as employee or independent contractor or exempt or non-exempt, employment-related immigration and authorization to work in the United States, occupational safety and health, mine worker safety and health, employee notice of plant closings or mass layoffs, information privacy and security, and privacy of health information, and is not engaged in any unfair labor practice; (b) there is and has been no unfair labor practice or similar complaint against any of the Partnership Entities pending before the National Labor Relations Board or other Governmental Authority; (c) there is and has been no labor strike, dispute, slowdown or stoppage or similar labor problem actually pending or, to the knowledge of Partnership Parties, threatened against or affecting any of the Partnership Entities; (d) no grievance Proceeding or arbitration Proceeding arising out of or under any collective bargaining agreements to which any Partnership Entity is a party is or has been pending and no material claim therefor exists; (e) none of the Partnership Entities has experienced any work stoppage or other organized labor difficulty in the past five years; and (f) except as set forth on Schedule 5.18, there is and has been no litigation or other Proceedings pending between the Partnership Entities and any employees or persons claiming to be employees nor, to the knowledge of Partnership Parties, is any such litigation or Proceeding threatened. All employees of the Partnership Entities are authorized to work in the United States. All such employees have been properly treated as employees and all and are properly classified as exempt or non-exempt under Applicable Law. There are no pending or, to the knowledge of Partnership Entities, threatened legal, arbitral or administrative suits, actions, investigations or other Proceedings of any kind and in any forum by a Governmental Authority or by or on behalf of any current or former employee of a Partnership Entity, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any of the Applicable Laws referenced above; and there have been no such Proceedings in the past five years; and, to the knowledge of the Partnership Entity, no basis exists for any such Proceedings. There is no current or, to the knowledge of Partnership Entities, threatened legal, arbitral or administrative suits, actions, investigations or other Proceedings of any kind and in any forum in which any current or former director, officer, or agent of any Partnership Entity is or may be entitled to indemnification. No Partnership Entity is or has been a party to or subject to, or is currently or has been negotiating in connection with entering into, any collective bargaining, union, labor or other similar agreement and, to the knowledge of the Partnership Entities, there currently is no and has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any employees of any Partnership Entity. No employees of the Partnership Entities are or have been represented by any labor organization, union, or group of employees, and no labor organization, union, or group of employees claims or has claimed to represent a majority of any such employees in a bargaining unit. The Partnership Entities have timely paid or made provision for payment of, and has properly accrued for in their financial statements, all accrued salaries, wages, commissions, bonuses, severance pay, and vacation, sick, and other paid leave and compensation or remuneration with respect to any current or former employees of the Partnership Entities for on account of employment. The Partnership Entities have complied with the Older Workers’ Benefit Protection Act and other Applicable Law with respect to any waivers or releases of Liability obtained by it. The Partnership Entities have timely paid or properly accrued for all wages, salaries, commissions, bonuses, severance pay, vacation pay, benefits, and any other compensation or remuneration owed to employees or non-employee service providers for or on account of employment or services rendered. No Partnership Entity is party to, or otherwise bound by, any settlement, consent decree, Order or injunction with respect any employees or non-employee service providers, the terms and conditions of employment or engagement of any employees or non-employee service providers, or the working conditions of any employees or non-employee service providers.

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5.19 Consents. Schedule 5.19 sets forth each of the consents, approvals, Orders, authorizations and waivers of, and declarations, filings and registrations with, all third parties (including Governmental Authorities) that are necessary or required to permit the transactions contemplated by this Agreement and otherwise to consummate the Armstrong Shares Transfer.

5.20 Employee Benefit Plans.

(a) Schedule 5.20(a) contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA), and all bonus, stock option, unit option, stock purchase, unit purchase, restricted stock, restricted unit, incentive, equity-based compensation, deferred compensation, disability, retiree medical, life or other benefits, supplemental retirement or other benefits, supplemental unemployment or income, dependent care, severance, and other similar fringe or benefit plans, programs or arrangements, and all employment, executive compensation, termination, severance, change of control or other Contracts or agreements written or otherwise maintained or contributed to or for the benefit of or relating to any current or former employee, officer, director or other service provider of any of the Partnership Entities or their respective ERISA Affiliates, or with respect to which the Partnership Entities or their respective ERISA Affiliates have or may have any Liability, contingent or otherwise (collectively, referred to herein as the “Partnership Plans”). With respect to each Partnership Plan, the Partnership Parties have provided to Holdings accurate and complete copies of (i) all written documents comprising such plan (including amendments, individual agreements, service agreements, trusts and other funding agreements), (ii) the three most recent annual returns in the Form 5500 series (including all schedules thereto) filed with respect to such plan, (iii) the most recent audited financial statement and accountant’s report (if required), (iv) the summary plan description currently in effect and all material modifications thereto (if required), (v) for each such plan which is (or ever was) intended to qualify under Section 401(a) of the Code, the most recent determination letter or opinion letter issued by the Internal Revenue Service, (vi) any employee handbook which includes a description of such plan, (vii) any other written communications to any employee or employees, or to any other individual or individuals, to the extent that the provisions of such plan described therein differ materially from such provisions as set forth or described in the other information or materials furnished under this Section 5.20, and (viii) any communications with any Governmental Authority related to such plan, other than transmittal letters and other routine correspondence.

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(b) None of the Partnership Entities has any express or implied commitment (i) to create, incur Liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any Contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Partnership Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) During the past six years the Partnership Entities and their respective ERISA Affiliates have not maintained, contributed to or had an obligation to contribute, nor have any Liability, contingent or otherwise, with respect to (i) a multiemployer plan, within the meaning of Section 3(37) of ERISA, (ii) a plan subject to Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer plan within the meaning of Section 413 of the Code or Section 4063 or 4064 of ERISA, or (iv) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. None of the Partnership Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates any Partnership Entity to pay separation, severance, or termination benefits or provide other benefits (including additional accruals or accelerated vesting of options) as a result of the Transaction (either alone or in connection with any additional or subsequent event or events), or (iii) obligates any Partnership Entity to make any payment or provide any benefit that could be subject to a Tax under Section 4999 of the Code. None of the Partnership Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, director or service provider of any Partnership Entity, except for continuation coverage required by Section 4980B of the Code, Sections 601 to 608 of ERISA or applicable state Law.

(d) Each Partnership Plan which is intended to be qualified under Section 401(a) or 401(k) of the Code is so qualified and to the knowledge of the Partnership Parties has always been so qualified, and if any Partnership Plan was previously not so qualified, such failure shall not affect its current qualified status nor result in or cause any cost or expense to any Partnership Entity, and there has been no event, condition or circumstance that has adversely affected or is likely to affect such qualified status. Each Partnership Plan is now operated in all material respects in accordance with the requirements of Applicable Law, including ERISA and the Code, and, to the knowledge of the Partnership Parties has always been so operated and if any Partnership Plan was ever previously operated not in accordance with Applicable Law, including ERISA and the Code, such failure shall not result in any cost or expense to any Partnership Entity, and each Partnership Entity has performed all obligations required to be performed by it under such Partnership Plan, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party with respect to, any Partnership Plan.

(e) With respect to each Partnership Plan, there have been no prohibited transactions, or, to the knowledge of the Partnership Parties, breaches of fiduciary duties that could result in Liability (directly or indirectly) for any Partnership Entity and the consummation of any of the transactions contemplated hereby will not result in a prohibited transaction or breach of fiduciary duty.

(f) All contributions to, and payments from, each Partnership Plan that are required to be made in accordance with the terms of the Partnership Plan and Applicable Law have been timely made. Any Partnership Plan that provides nonqualified deferred compensation within the meaning of Section 409A of the Code has been operated in good faith in compliance with Section 409A of the Code. The Partnership Entities and their respective ERISA Affiliates maintain no employee benefit plan, program or arrangement required to comply with the Laws of any foreign jurisdiction.

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(g) No litigation or claim (other than routine claims for benefits), and no Proceeding is pending or, to the knowledge of the Partnership Entities or their respective ERISA Affiliates, threatened with respect to any Partnership Plan.

5.21 Finder’s Fees. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Partnership Parties for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

5.22 Regulation. None of the Partnership Entities is now, or after the consummation of the Armstrong Shares Transfer and application of the net proceeds thereof will be, (i) an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” thereof, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.23 Ownership of the Rhino GP LLC Interest. Royal owns, of record and beneficially, and has good and valid title to and the right to transfer to Holdings pursuant to this Agreement, the Rhino GP LLC Interest, free and clear of any and all Encumbrances. There are no options, rights, voting trusts, stockholder agreements or any other Contracts or understandings to which Royal will be a party or by which Royal or the Rhino GP LLC Interest, will be bound with respect to the issuance, sale, transfer, voting or registration thereof. As a result of the Issuance and Transfer Upon Exercise, Holdings will acquire good, valid and marketable title to the Rhino GP LLC Interest, free and clear of any and all Encumbrances.

5.24 Investigation. Rhino and Rhino GP have conducted their own independent investigation, review and analysis of Armstrong and its assets and business. Rhino and Rhino GP acknowledge and agree that in making their respective decisions to enter into this Agreement and to consummate the transactions contemplated hereby, (a) Rhino and Rhino GP have relied solely upon their own investigation and the express representations and warranties of Holdings set forth in Section 4; and (b) neither Holdings nor any other Person has made any representation or warranty as to Armstrong, its business or its assets, except as expressly set forth in Section 5.

5.25 Committees of the Rhino Board. Schedule 5.25 sets forth each committee established by the Rhino Board and contains a true and complete description of the duties and authority delegated to each such committee.

SECTION 6.
INDEMNIFICATION

6.1 Indemnification by Rhino and Rhino GP. Subject to the limitations set forth in this Agreement, Rhino GP and Rhino jointly and severally, agree to indemnify and defend Holdings, its Affiliates and their respective Representatives (collectively, the “Holdings Related Parties”) against, and hold each of them harmless from, any and all losses, Proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, Liabilities, Taxes, penalties, fines, interests, deficiencies, damages, costs or Expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable Expenses incurred in connection with investigating, defending or preparing to defend any such matter (each, a “Loss”) that may be suffered, sustained or incurred by any Holdings Related Party or asserted against any Holdings Related Party as a result of, arising out of, in connection with or in any way related to (i) the breach or inaccuracy of any of the representations or warranties of Rhino, Rhino GP or Royal contained herein or in any of the Transaction Documents or (ii) the breach of any covenant or agreement of Rhino, Rhino GP or Royal contained herein or in any of the Transaction Documents; provided, however, in each case, that any such claim for indemnification must be made prior to the expiration of such representation, warranty, covenant or agreement (it being understood that for purposes of determining when an indemnification claim has been made, the date upon which a Holdings Related Party has given notice (stating in reasonable detail, to the extent known, the basis of the claim for indemnification) to Rhino shall constitute the date upon which such claim has been made).

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6.2 Indemnification by Holdings. Subject to the limitations set forth in this Agreement, Holdings agrees to indemnify and defend the Rhino Group and its respective Representatives (other than any such Representative that is also a Representative of Holdings) (collectively, the “Rhino Related Parties”) against, and hold each of them harmless from, any and all Losses that may be suffered, sustained or incurred by any Rhino Related Party or asserted against any Rhino Related Party as a result of, arising out of, in connection with or in any way related to (i) the breach or inaccuracy of any of the representations or warranties of Holdings contained herein or in any of the Transaction Documents or (ii) the breach of any covenant or agreement of Holdings contained herein or in any of the Transaction Documents; provided, however, that any such claim for indemnification relating to a breach of any representation, warranty, covenant or agreement must be made prior to the expiration of such representation or warranty (it being understood that for purposes of determining when an indemnification claim has been made, the date upon which a Rhino Related Party has given notice (stating in reasonable detail, to the extent known, the basis of the claim for indemnification) to Holdings shall constitute the date upon which such claim has been made).

6.3 Indemnification Procedure.

(a) Promptly after any Holdings Related Party or any Rhino Related Party (hereafter, the “Indemnified Party”) discovers facts giving rise to a claim for indemnification hereunder, including receipt by it of notice of any indemnifiable claim hereunder, or the commencement of any Proceeding by a third Person that the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnifying party hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such Proceeding. Failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any Liability it may have to such Indemnified Party hereunder except to the extent (and then only to the extent) that the Indemnifying Party can demonstrate that the Indemnifying Party’s rights and obligations pursuant to this Section 6 are materially and actually prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known and shall include a formal demand for indemnification under this Agreement. The Indemnifying Party shall have the right to defend and settle any such matter, at its own expense and by its own counsel; provided, however, that the Indemnifying Party (i) promptly notifies the Indemnified Party of its intention to do so and acknowledges its indemnification obligations pursuant to this Section 6 in writing to the Indemnified Party and (ii) pursues such defense (or, if applicable, settlement) diligently and in good faith. If the Indemnifying Party undertakes to defend or settle such claim, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the sole cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such matter, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal Expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted Liability; provided, however, that the Indemnified Party shall be entitled (x) at its expense, to participate in the defense of such matter and the negotiations of the settlement thereof and (y) if (i) the Indemnifying Party has failed to assume the defense and employ counsel within 30 days of when the Indemnified Party has provided written notice of such claim for indemnification or fails to diligently and in good faith pursue the defense thereof or (ii) if counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the Expenses and fees of such separate counsel and other Expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.

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(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim or otherwise enter into any final conclusion with respect to such claim without the prior written consent of the Indemnified Party (i) if the settlement thereof (A) imposes any Liability or obligation on, (B) does not include a complete and unconditional release from Liability of or (C) contains any admission of wrongdoing by, the Indemnified Party or (ii) that subjects the Indemnified Party to any non-monetary or other equitable relief or criminal liability or imposes any other obligation on or requires any payment from the Indemnified Party.

6.4 Limitations and Other Indemnity Claim Matters.

(a) No Indemnifying Party shall have any obligation to indemnify any Indemnified Party against, or reimburse any Indemnified Party for, any Loss or series of related Losses pursuant to Section 6.1(i) (other than with respect to Losses or series of related Losses related to breaches or inaccuracies of any of the representations or warranties contained in Sections 5.1, 5.2, 5.3, 5.4, 5.10, 5.19, 5.21 and 5.22), with respect to Rhino, or pursuant to Section 6.2(i), with respect to Holdings, until (i) each such individual Loss exceeds $20,000 and (ii) the aggregate amount of all such Losses exceeds $100,000, in which event the Indemnifying Party shall be liable for all such Losses from the first dollar.

(b) Notwithstanding anything herein to the contrary, in no event shall (i) the Rhino Group be liable to any Holdings Related Party for any Loss or series of related Losses pursuant to Section 6.1(i) in excess of $1,000,000 or (ii) Holdings be liable to any Rhino Related Party for any Loss or series of related Losses pursuant to Section 6.2(i) in excess of $1,000,000, as applicable.

(c) For purposes of the indemnification obligations contained in this Section 6, when determining whether a breach or inaccuracy of any representation, warranty or covenant has occurred, and when calculating the amount of Losses incurred arising out of or relating to any such breach or inaccuracy, all references to “material”, “materially”, “materiality” or “material adverse effect” or similar or correlative terms shall be disregarded.

(d) Notwithstanding anything herein to the contrary, in no event will the limitations set forth in this Section 6.4 apply (i) in the event of fraud or willful misconduct by any Indemnifying Party or (ii) with respect to any Loss or series of related Losses as a result of, arising out of or in any way related to breaches of covenants or agreements contained in this Agreement or the Transaction Documents.

6.5 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein and in the other Transaction Documents shall survive the Issuance and Transfer Upon Exercise and shall remain in full force and effect until the date that is 18 months from the Exercise Date.

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SECTION 7.
CONDITIONS TO EXERCISE

7.1 Conditions to Each Party’s Obligations. The respective obligations of each party hereto to effect the Armstrong Shares Transfer and the Issuance and Transfer Upon Exercise shall be subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Exercise Date of the following conditions:

(a) Government Approvals. All material consents, waivers and approvals of any Governmental Authority that are required in connection with the execution and delivery of this Agreement or any other Transaction Document have been obtained and any and all notices to any Governmental Authority have been given.

(b) No Injunctions or Restraints. No Applicable Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

7.2 Conditions to Rhino’s Exercise of the Call Option. The right of Rhino to exercise the Call Option and the obligation of Holdings to effect the Armstrong Shares Transfer shall be subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Exercise Date of the following conditions:

(a) Representations and Warranties of Rhino, Rhino GP and Royal. The representations and warranties of Rhino, Rhino GP and Royal contained in Section 5 shall be true and correct in all respects, in each case both as of the date of this Agreement and as of the Issuance and Transfer Upon Exercise, as if made at and as of such time, except to the extent that Section 5 (and specifically Section 5.9, which representation is made solely as of the date hereof) specifies that such representations and warranties are made as of a particular date.

(b) Performance of Obligations of Rhino, Rhino GP and Royal. Rhino, Rhino GP and Royal shall have each performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Issuance and Transfer Upon Exercise.

(c) Agreement with Armstrong’s Debtholders. Sixty (60) days shall have passed since the entry into an agreement among Armstrong, Thoroughbred and Armstrong’s bondholders to restructure Armstrong’s obligations (the “Armstrong Debtholder Agreements”) in a manner that is acceptable to Holdings in its sole discretion.

(d) Admission of Holdings as Member. Rhino GP shall have taken all action necessary to admit Holdings as a member of Rhino GP effective as of the transfer of the Rhino GP LLC Interest.

(e) Rhino Units. Rhino shall have delivered to Holdings certificates representing the Option Exercise Consideration Units and Rhino GP shall have delivered to Holdings evidence, to Holdings’ satisfaction, of the transfer of the Rhino GP LLC Interest, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

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(f) Rhino Credit Agreement. Rhino shall have complied with all obligations under the Credit Facility and no further consents or amendments to such Credit Agreement shall be required by the lenders under the Credit Facility to permit the Armstrong Shares Transfer and there shall be no “Potential Default” or “Event of Default” under the Credit Facility at the time of exercise of the Call Option or immediately after the Armstrong Shares Transfer.

(g) Rhino Officer’s Certificate. Holdings shall have received a certificate, dated the Exercise Date and signed by a duly authorized officer of Rhino GP and a duly authorized officer of Rhino, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(h) Rhino Incumbency Certificates. Holdings shall have received duly executed certificates of the Secretary or an Assistant Secretary (or equivalent officer) of each of Rhino, Rhino GP and Royal certifying the names and signatures of the officers of Rhino, Rhino GP and Royal, respectively, authorized to sign any documents to be delivered by Rhino, Rhino GP or Royal, respectively, in connection with the Issuance and Transfer Upon Exercise.

(i) Approval. Holdings shall have received evidence of the approval of any conflicts as a result of the transactions contemplated by this Agreement to its satisfaction, which may include:

(A) the Limited Partner Approval of the transactions contemplated by this Agreement, as would be required under the rules of the New York Stock Exchange for a company listed thereon; or

(B) either (1) the approval of a majority of the minority of the limited partners of Rhino of the transactions contemplated by this Agreement; or (2) the approval of the Conflicts Committee of the Rhino Board of the transactions contemplated by this Agreement, in either case to Holdings’ satisfaction.

(j) Company Agreement Second Amendment. Royal shall have delivered to Holdings a duly executed counterpart to the Company Agreement Second Amendment.

(k) No Proceedings. No Proceeding shall have commenced or, to the knowledge of any party hereto, been threatened against, relating to or involving or otherwise affecting the Partnership Entities that, if pending on the date of this Agreement, would have been required to have been disclosed or that relate to the consummation of the transactions contemplated by this Agreement.

7.3 Conditions to Holdings’ Exercise of the Put Option. The right of Holdings to exercise the Put Option and the obligations of Rhino, Rhino GP and Royal to effect the Issuance and Transfer Upon Exercise shall be subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Exercise Date of the following conditions, which conditions the parties hereto acknowledge and agree (other than with respect to subsections (a) and (b) below as of the date of this Agreement) are not, and need not be, met as of the date hereof, notwithstanding any other representation, warranty, or other provision contained herein:

(a) Representations and Warranties of Holdings. The representations and warranties of Holdings contained in Section 4 shall be true and correct in all respects, in each case both as of the date of this Agreement and as of the Armstrong Shares Transfer, as if made at and as of such time, except to the extent that Section 4 specifies that such representations and warranties are made as of a particular date.

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(b) Performance of Obligations of Holdings. Holdings shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Issuance and Transfer Upon Exercise.

(c) Agreement with Armstrong’s Debtholders. Armstrong, Thoroughbred and Armstrong’s bondholders shall have entered into the Armstrong Debtholder Agreements in a manner that is acceptable to Holdings in its sole discretion.

(d) Stock Power and Assignment. Holdings shall have delivered to Rhino a duly executed Stock Power and Assignment for the transfer of the Armstrong Shares, free and clear of all Encumbrances, other than restrictions under the Organizational Documents of Armstrong or applicable securities Law.

(e) Debt Refinancing. The Credit Facility shall have been terminated and all outstanding principal thereunder refinanced and letters of credit cash collateralized or replaced (in accordance with the Credit Facility) all on terms and conditions acceptable to Rhino and Rhino GP.

(f) Rhino Board Approval. Rhino shall have received the approval and consent of the Board of Directors of Rhino GP, which board is the acting management of Rhino (the “Rhino Board”), satisfactory to Rhino in its sole and absolute discretion.

(g) Holdings Officer’s Certificate. Rhino shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Holdings, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(h) Holdings Incumbency Certificate. Rhino shall have received a duly executed certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Holdings certifying the names and signatures of the officers of Holdings authorized to sign any documents to be delivered by Holdings in connection with the Armstrong Shares Transfer.

(i) Company Agreement Second Amendment. Holdings shall have delivered to Royal a duly executed counterpart to the Company Agreement Second Amendment.

SECTION 8.
COVENANTS

8.1 Conduct of Business.

(a) From the date hereof until the earlier of (i) the Issuance and Transfer Upon Exercise or (ii) December 31, 2019, except as otherwise provided in this Agreement or consented to in writing by Holdings (which consent shall not be unreasonably withheld or delayed), the Partnership Entities shall (x) conduct their respective businesses in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Partnership Entities and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Partnership Entities. Without limiting the foregoing, from the date hereof until the Closing Date, the Partnership Entities shall (and Royal shall cause the Partnership Entities to):

(i) pay their respective debts, Taxes and other obligations when due;

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(ii) defend and protect their respective properties and assets from infringement or usurpation;

(iii) maintain their books and records in accordance with past practice; and

(iv) comply in all material respects with all Applicable Laws.

(b) From the date hereof until the earlier of (i) the Issuance and Transfer Upon Exercise or (ii) December 31, 2019, except as otherwise provided in this Agreement or consented to in writing by Holdings (which consent shall not be unreasonably withheld or delayed), the Partnership Entities shall not (and Royal shall cause the Partnership Entities not to) make, change or rescind any material Tax election or amend any material Tax Return, except as required by Rhino’s external auditors, or to comply with GAAP, or to account for a change in Rhino’s methodology for corporate overhead allocations.

8.2 Notice of Certain Rhino Events. From the date hereof until the earlier of (i) the Armstrong Shares Transfer or (ii) December 31, 2019, neither Holdings nor any of the Yorktown Funds, as applicable, shall:

(a) sell, transfer, pledge, hypothecate or alienate (collectively, a “Transfer”) its interest in the Armstrong Shares in any manner, except as otherwise provided herein;

(b) vote the Armstrong Shares to approve any merger, consolidation, share exchange involving Armstrong, or any sale of all or substantially all of Armstrong’s assets in one or a series of transactions;

(c) promptly after receipt of a valid written notice from Rhino of its intention to exercise the Call Option pursuant to Section 2.6(a), fail to provide any notices that Holdings is required to provide under the Stockholders’ Agreement or fail to promptly provide Rhino with a copy of any correspondence, elections or notices that it receives from the other parties to the Stockholders’ Agreement in relation to the notice provided by Holdings thereunder;

(d) fail to cause Armstrong to continue providing Rhino with access to the books, records, facilities and operations of Armstrong pursuant to that certain Confidentiality Agreement dated August 5, 2016;

(e) vote the Armstrong Shares to approve any amendment to the Organizational Documents of Armstrong that would materially reduce the rights of Rhino hereunder without the prior written consent of Rhino; or

(f) enter into any other agreement related to the Armstrong Shares, including any options, rights, voting trusts, stockholder agreements, or any other Contracts or understandings, that would materially reduce the rights of Rhino hereunder without the prior written consent of Rhino.

8.3 Notice of Certain Rhino Events.

(a) From the date hereof until the earlier of (i) the Issuance and Transfer Upon Exercise or (ii) December 31, 2019, Rhino shall promptly notify Holdings in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Rhino, Rhino GP or Royal, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Rhino, Rhino GP or Royal hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;

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(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Proceedings commenced or, to the knowledge of Rhino, threatened against, relating to or involving or otherwise affecting the Partnership Entities that, if pending on the date of this Agreement, would have been required to have been disclosed or that relate to the consummation of the transactions contemplated by this Agreement.

(b) Holdings’ receipt of information pursuant to this Section 8.3 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Holdings in this Agreement and shall not be deemed to amend or supplement the Schedules.

8.4 Notice of Certain Holdings Events.

(a) From the date hereof until the earlier of (i) the Armstrong Shares Transfer or (ii) December 31, 2019, Holdings shall promptly notify Rhino in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect as to Holdings or Armstrong, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Holdings hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.3 to be satisfied:

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Proceedings commenced or, to the knowledge of Holdings, threatened against, relating to or involving or otherwise affecting Holdings that, if pending on the date of this Agreement, would have been required to have been disclosed or that relate to the consummation of the transactions contemplated by this Agreement.

(b) Rhino’s receipt of information pursuant to this Section 8.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Rhino in this Agreement and shall not be deemed to amend or supplement the Schedules.

8.5 Public Announcements. Unless otherwise required by Applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party hereto shall make any public announcements in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or otherwise communicate with any news media without the prior written consent of all other parties hereto (which consent shall not be unreasonably withheld or delayed), and the parties hereto shall cooperate as to the timing and contents of any such announcement.

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8.6 Further Assurances. Following the Exercise Date, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement (including any actions necessary to admit Holdings as a partner of Rhino effective as of the issuance of the Call Option Premium Units). The parties hereto agree that to the extent the issuance of the Rhino GP LLC Interest by Rhino GP would result in a more favorable tax treatment to Holdings, the parties will negotiate in good faith to effectuate an issuance of the Rhino GP LLC Interest rather than a transfer of such interest from Royal.

8.7 Tax Matters Covenants. For U.S. federal income tax purposes, the parties hereto intend for the Armstrong Shares Transfer, the issuance of the Call Option Premium Units and the Issuance and Transfer Upon Exercise to qualify as a nontaxable transfer within the meaning of Section 721 of the Code. The parties hereto agree to file all Tax Returns with the foregoing treatment of this transaction and to take no position inconsistent with such treatment.

8.8 Registration Rights. Rhino agrees that upon the request of Holdings, Rhino will enter into a registration rights agreement with Holdings. Such registration rights agreement shall provide no less than two demand registration rights on Form S-3 for Holdings (one of which demand registration rights may be satisfied by a shelf registration statement on Form S-3), and shall provide for an unlimited number of piggy-back rights, each subject to standard terms and conditions. Such registration rights agreement shall also provide that Holdings shall have the right to demand registration on Form S-1; provided that Holdings owns at least 10% of the outstanding Common Units at the time of such demand.

SECTION 9.
GENERAL PROVISIONS

9.1 Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

9.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

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If to Holdings, to:

410 Park Avenue, 19th Floor
New York, New York 10022
Email: brlawrence@yorktownenergy.com
Attention: Bryan R. Lawrence

with a copy (which shall not constitute notice) to:

Thompson & Knight LLP
One Arts Plaza, 1722 Routh Street, Suite 1500
Dallas, Texas 75201
Email: annmarie.cowdrey@tklaw.com
Attention: Ann Marie Cowdrey

If to Rhino or Rhino GP, to:

424 Lewis Hargett Circle
Lexington, Kentucky 40503
Email: wkegley@rhinolp.com
Attention: Whitney Kegley

If to Royal, to:

56 Broad Street, Suite 2
Charleston, South Carolina 29401
Email: ronaldphillips@royalenergy.us
Attention: Ronald Phillips

9.3 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

9.4 No Waiver; Modifications in Writing.

(a) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of any Transaction Document shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document and any consent to any departure from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party hereto shall not be deemed to constitute a waiver by such party of compliance with any representation, warranty, covenant or agreement contained herein.

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9.5 Binding Effect. This Agreement shall be binding upon each party hereto and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

9.6 Entire Agreement. This Agreement and the other agreements and documents referred to herein are intended by the parties hereto as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by any party hereto or any of their respective Affiliates set forth herein or therein. This Agreement and the other agreements and documents referred to herein supersede all prior agreements and understandings between the parties hereto with respect to such subject matter.

9.7 Non-Disclosure. Unless otherwise required by Applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party hereto shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

9.8 Assignments, Successors, and No Third-Party Rights. No party hereto may assign any of its rights under this Agreement without the prior written consent of all other parties hereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. Except as otherwise provided for herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

9.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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9.10 Section Headings, Construction. Section, Schedule and Exhibit references in this Agreement are references to the corresponding Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Person, such action shall be in such Person’s sole discretion, unless otherwise specified in this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. References to a Person are also to its permitted successors and assigns.

9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

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9.12 Exclusive Remedy.

(a) Each party hereto hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. If any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party subject to the terms hereof and in addition to any remedy at law for damages or other relief, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

(b) The sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the transactions contemplated hereby, shall be the rights of indemnification set forth in Section 6 only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a fraud claim brought by any party hereto or the right to seek specific performance pursuant to Section 9.12(a).

9.13 No Recourse Against Others.

(a) All claims, obligations, Liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the parties hereto. No Person other than the parties hereto, including no member, partner, stockholder, Affiliate or Representative thereof, nor any member, partner, stockholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the parties hereto hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such third Person.

(b) Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the parties hereto hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each of the parties hereto disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.

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9.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.15 Legal Representation. The parties hereto acknowledge that Holdings has selected Thompson & Knight LLP and Rhino, Rhino GP and Royal have selected other counsel as their respective legal counsel in connection with the preparation of this Agreement. Each party hereto acknowledges that such respective counsel has not represented any other party in connection with the preparation and negotiation of this Agreement, and such counsel shall owe no duties directly to any such other party. Each party confirms that such party has been advised to consult with such party’s own legal, financial and tax advisors regarding the implications of this transaction and has been afforded the opportunity to consult with advisors that such party deems advisable in connection with the negotiations and execution of this Agreement.

9.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature pages follow.]

36

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

HOLDINGS:

Rhino Resource Partners Holdings LLC

By:	/s/ Bryan R. Lawrence
Name:	Bryan R. Lawrence
Title:	Manager

Signature Page to Option Agreement

RHINO:

Rhino Resource Partners LP

By:	Rhino GP LLC, its general partner

By:	/s/ Richard A. Boone
Name:	Richard A. Boone
Title:	President

RHINO GP:

Rhino GP LLC

By:	/s/ Richard A. Boone
Name:	Richard A. Boone
Title:	President

ROYAL:

Royal Energy Resources, Inc.

By:	/s/ William L. Tuorto
Name:	William L. Tuorto
Title:	Chief Executive Officer

Signature Page to Option Agreement

EXHIBIT A

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF RHINO GP LLC

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF RHINO GP LLC (the “Agreement”), dated effective as of December 30, 2016 (the “Effective Date”), is entered into by Royal Energy Resources, Inc., a Delaware corporation (“Royal”).

RECITALS

WHEREAS, Rhino GP LLC (the “Company”) is a limited liability company formed under the laws of the State of Delaware; and

WHEREAS, effective November 15, 2013, Wexford Rhino Partners, L.P. (“Wexford”) executed the Second Amended and Restated Limited Liability Company Agreement for Rhino GP LLC (the “Company Agreement”) as the sole member of the Company;

WHEREAS, effective March 17, 2016, Wexford transferred and assigned its entire membership interest in the Company to Royal, and Royal is currently the sole member of the Company;

WHEREAS, the Company is the general partner of Rhino Resource Partners LP, a Delaware limited partnership (the “MLP”), and holds a 0.6% notional interest in the MLP; and

WHEREAS, in connection with an investment in the Series A Preferred Units of the MLP by Weston Energy LLC, a Delaware limited liability company, Royal desires to amend the Company Agreement to, among other things, provide certain governance rights to Rhino Resource Partners Holdings, a Delaware limited liability company and an affiliate of Weston Energy LLC on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

1. Section 1.1 of the Company Agreement is hereby amended as follows:

(a) The following definitions shall be added:

“Disqualified Person” means a person who is subject to any of the conditions described in Rule 506(d) under the Securities Act.

“Exchange” means the national securities exchange on which the MLP’s Common Units are listed, if any.

“Holdings” means Rhino Resource Partners Holdings LLC, a Delaware limited liability company.

“Holdings Termination Date” means the first date that Holdings’ beneficial ownership of Common Units of the MLP is less than 20% on an undiluted basis.

Exhibit A-1

(b) The following definitions shall be deleted: “Approved Sale,” “Transfer Notice” and “Transferring Member.”

2. Section 6.1 of the Company Agreement is hereby amended to read in its entirety as follows:

“Section 6.1. Establishment of The Board. The number of directors (the “Directors”) constituting the Board (the “Board”) shall be nine (9), unless otherwise fixed from time to time pursuant to a resolution adopted by the Members. The Directors shall be elected or approved by the Members and shall serve as Directors of the Company for their term of office established pursuant to Section 6.3; provided that until the Holdings Termination Date, the (a) number of directors may not be changed without the consent of Holdings and (b) Holdings shall be entitled to appoint two (2) persons to the Board, one of which may be an affiliate of Holdings and at least one of which shall qualify as an independent director, provided such appointees are not Disqualified Persons.

The following shall be the Directors constituting the Board:

William L. Tuorto

Ronald Phillips

Brian Hughs

Richard Boone

Douglas Holsted

Michael Thompson (Independent Director)

David Hanig (Independent Director)

Bryan H. Lawrence (Holdings appointee)

[To be determined.] (Holdings appointee and Independent Director)”

3. Section 6.2(c)(i) is hereby amended to read in its entirety as follows:

“(i) At any time, from time to time, with the prior written consent of Holdings, the Board may establish one or more committees of the Board and may delegate some or all of its responsibilities to such committees; provided that the creation or modification of any committee charter or delegation of authority to any committee shall not occur without the prior written consent of the directors appointed by Holdings to the Board.”

4. Section 6.2(c)(ii) of the Company Agreement is hereby amended to read in its entirety as follows:

“(ii) The Board shall have an audit committee comprised of at least three Directors, each of whom shall be Independent Directors; provided that no authority shall be delegated to such committee without the prior written consent of the directors appointed by Holdings to the Board. Such audit committee shall maintain a written audit committee charter in accordance with the Exchange Act, and the rules and regulations of the Commission thereunder, and, if applicable, the rules of any Exchange, as amended from time to time.

Exhibit A-2

The following Directors shall constitute the audit committee:

Michael Thompson

David Hanig

[To be determined.]”

5. A new Section 6.2(c)(iii) shall be added to the Company Agreement, which shall read as follows:

“(iii) The Board shall have a conflicts committee comprised of at least two Directors, each of whom shall be Independent Directors; provided that no authority shall be delegated to such committee without the prior written consent of the directors appointed by Holdings to the Board. Such conflicts committee shall maintain a written conflicts committee charter in accordance with the Exchange Act, and the rules and regulations of the Commission thereunder, and, if applicable, the rules of any Exchange, as amended from time to time.

The following Directors shall constitute the conflicts committee:

Michael Thompson

David Hanig

[To be determined.]”

6. A new Section 6.2(c)(iv) shall be added to the Company Agreement, which shall read as follows:

“(iv) The Board shall have a compensation committee comprised of at least two Directors; provided that no authority shall be delegated to such committee without the prior written consent of the directors appointed by Holdings to the Board. Such compensation committee shall a maintain written compensation committee charter in accordance with the Exchange Act, and the rules and regulations of the Commission thereunder, and, if applicable, the rules of any Exchange, as amended from time to time.

The following Directors shall constitute the compensation committee:

William L. Tuorto

Richard Boone

Brian Hughs”

7. A new Section 6.2(c)(v) shall be added to the Company Agreement, which shall read as follows:

“(v) The Board shall have an executive committee comprised of at least two Directors; provided that no authority shall be delegated to such committee without the prior written consent of the directors appointed by Holdings to the Board. Such executive committee shall maintain a written executive committee charter in accordance with the Exchange Act, and the rules and regulations of the Commission thereunder, and, if applicable, the rules of any Exchange, as amended from time to time.

Exhibit A-3

The following Directors shall constitute the executive committee:

William L. Tuorto

Richard Boone

Brian Hughs”

8. The last sentence of Section 6.3 is hereby amended to read in its entirety:

“Unless otherwise provided, notwithstanding anything herein or under applicable law to the contrary, any Director may be removed at any time with or without cause by a Majority in Interest of the Members; provided, however, that until the Holdings Termination Date, Directors appointed by Holdings may only be removed from the Board upon the written request of Holdings.”

9. A new Section 12.10 shall be added to the Company Agreement, which shall read as follows:

“Section 12.10 Third Party Beneficiaries. Holdings shall be an intended third party beneficiary of this Agreement with respect to the provisions of Sections 6.1 and 6.2 until the Holdings Termination Date. There are no other third party beneficiaries of this Agreement.”

10. All provisions of the Company Agreement which are not specifically modified herein shall remain unchanged.

11. The Directors appointed by Holdings pursuant to Section 6.1 of the Company Agreement, as amended, hereby give notice to the Company that all notices delivered pursuant to Section 6.4(a) of the Company Agreement shall be delivered to such Directors at the addresses opposite their names below:

Holdings Appointee	Notice Information

Bryan H. Lawrence	410 Parke Avenue, 19th Floor New York, New York 10022 Telephone: 212-515-2100 Email:blawrence@yorktownenergy.com

[Signature page follows.]

Exhibit A-4

IN WITNESS WHEREOF, Royal has executed this Agreement to be effective as of the Effective Date.

Royal Energy Resources, Inc.

By:
Name:	William L. Tuorto
Title:	Chief Executive Officer

Exhibit A-5

EXHIBIT B

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF RHINO GP LLC

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF RHINO GP LLC (the “Agreement”), dated effective as of _____________, 201__ (the “Effective Date”), is entered into by Royal Energy Resources, Inc. ., a Delaware corporation (“Royal”), and Rhino Resource Partners Holdings LLC, a Delaware limited liability company (“Holdings”).

RECITALS

WHEREAS, Rhino GP LLC (the “Company”) is a limited liability company formed under the laws of the State of Delaware; and

WHEREAS, effective November 13, 2013, Wexford Rhino Partners, L.P. (“Wexford”) executed the Second Amended and Restated Limited Liability Company Agreement for Rhino GP LLC (the “Company Agreement”) as the sole member of the Company;

WHEREAS, effective March 21, 2016, Wexford transferred and assigned its entire membership interest in the Company to Royal, and Royal is currently the sole member of the Company;

WHEREAS, the Company is the general partner of Rhino Resource Partners LP, a Delaware limited partnership (the “MLP”), and holds a 0.6% notional interest in the MLP; and

WHEREAS, in connection with the acquisition of Armstrong Energy, Inc. (“Armstrong”) by the MLP, Royal desires to amend the Company Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

1. The following definition in Section 1.1 of the Company Agreement is hereby deleted: “Holdings Termination Date.”

2. Schedule A to the Company Agreement is hereby amended to read as set forth on the amended Schedule A attached hereto.

3. Section 6.1 of the Company Agreement is hereby amended to read in its entirety as follows:

“Section 6.1. Establishment of The Board. The number of directors (the “Directors”) constituting the Board (the “Board”) shall be seven (7), unless otherwise fixed from time to time pursuant to a resolution adopted by the Members. The Directors shall be elected or approved by the Members and shall serve as Directors of the Company for their term of office established pursuant to Section 6.3; provided that:

a.	Royal shall have the exclusive right to appoint or elect three (3) Directors;

Exhibit B-1

b.	Holdings shall have the exclusive right to appoint or elect three (3) Directors;

c.	One Director shall be the person who is the chief executive officer of the MLP, unless Royal and Holdings jointly agree otherwise.”

4. Section 12.10 of the Company Agreement shall be amended to read as follows:

“Section 12.10 Third Party Beneficiaries. There are no third party beneficiaries to this Agreement.”

5. All provisions of the Company Agreement which is not specifically modified herein shall remain unchanged.

[Signature pages follow.]

Exhibit B-2

IN WITNESS WHEREOF, Royal and Holdings have executed this Agreement to be effective as of the Effective Date.

Royal Energy Resources, Inc.

By:
Name:	William L. Tuorto
Title:	Chief Executive Officer

Rhino Resource Partners Holdings LLC

By:
Name:
Title:

Exhibit B-3

SCHEDULE A

Members

Name/ Address	Member’s Interest	Capital Contribution

Royal Energy Resources, Inc. 56 Broad Street, Suite 2 Charleston, South Carolina 29401 Email: ronaldphillips@royalenergy.us Attention: Ronald Phillips	49%	Assigned from Wexford Rhino Partners, L.P.

Rhino Resource Partners Holdings LLC 410 Park Avenue, 19th Floor New York, New York 10022 Email: blawrence@oakcliffcapital.com Attention: Bryan R. Lawrence	51%	Transferred from Royal Energy Resources, Inc.

Exhibit B-4